Exhibit 99.1

EPA SIGNS AGREEMENT WITH BUNKER HILL MINING CORP. WHICH PROVIDES FULL RIGHTS OF OPERATORSHIP OF THE BUNKER HILL ZINC, LEAD, SILVER MINE

Toronto, Ontario, March 7, 2018; Bunker Hill Mining Corp. (CSE-BNKR) (“Bunker Hill” or the “Company”) is pleased to report that the United States Environmental Protection Agency (“EPA”), and the United States Department of Justice, have signed an agreement with Bunker Hill, allowing the Company or any subsidiary entities to operate the Bunker Hill Zinc, Lead, and Silver Mine without incurring liability for hazardous substances, pollutants or contaminants that migrated from the Mine in the past.

Specifically, Bunker Hill’s agreement with the United States, titled “Settlement Agreement and Order on Consent for Response Action”, in part, provides for the following:

Major obligations of Bunker Hill

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Payment to the EPA over a seven year period totalling US$20M for as long as Bunker Hill leases, owns and/or operates the Mine (payments are on behalf of the current owner/lessor for the EPA’s prior response costs as contemplated by the lease/option on the Mine);

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Semi-annual payments to the EPA of US$480,000 for ongoing water treatment costs incurred at the EPA’s Central Treatement Plant;

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Specified ongoing maintenance work on mine infrastructure to allow for proper management of mine effluent.

Major obligations of the United States

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The United States covenants not to sue Bunker Hill for prior contamination migrating from the mine;

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The EPA agrees not to enforce any lien it may have on the mine so long as Bunker Hill is in compliance with its payment and maintenance work obligations;

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The EPA agrees to release any lien it may have on the the mine upon the completion of Bunker Hill’s maintenance work and payment obligations.

The Settlement Agreement is subject to a 14 day public comment period, after which it will become effective.

Stated Bruce Reid, President & CEO of  Bunker Hill: “This agreement with the United States EPA and Department of Justice provides Bunker Hill or a subsidiary with the ability to operate the Bunker Hill Mine.  We can now accelerate the work required to re-open the mine.  We will work together with the EPA to operate the mine in a way that will provide economic benefits for the local community in an environmentally prudent fashion.”

About Bunker Hill Mining Corp.

Bunker Hill Mining Corp. has an option to acquire 100% of the Bunker Hill Mine. The Bunker Hill Mine was the largest producing mine in the Coeur D'Alene zinc, lead and silver mining district in northern Idaho.  Historically, the mine produced over 35M tons of ore grading on average 8.76% lead, 3.67% zinc, and 155 g/t silver (Bunker Hill Mines Annual Report 1980).

Information about the Company is available on its website, www.bunkerhillmining.com, or in the SEDAR and EDGAR databases.

For additional information contact:

Bruce Reid Chief Executive Officer	Nicholas Konkin Marketing and Communications
(647) 500-4495	(416) 567-9087
br@bunkerhillmining.com	nk@bunkerhillmining.com

Cautionary Statements

Certain statements in this news release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, as well as within the meaning of the phrase ‘forward-looking information’ in the Canadian Securities Administrators’ National Instrument 51-102 – Continuous Disclosure Obligations. The forward looking statements made herein are based on information currently available to the Company and the Company provides no assurance that actual results will meet management's expectations or assumptions with respect to, among other things, the ability of the Company to successfully complete the acquisition of the Bunker Hill Mine Complex on the terms as announced or other satisfactory terms or at all, and fund the initial payments for which the Company does not have funds at this time, the Company’s present and future financial condition, the Company’s ability to secure financing, and the state of financial markets. Forward-looking statements include estimates and statements that describe the Company’s future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as “believes”, “anticipates”, “expects”, “estimates”, “may”, “could”, “would”, “will”, or “plan”, and may include statements regarding, among other things, the terms of the Bunker Hill Mine Complex acquisition and funding of the acquisition. Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, results of exploration, project development, and the Company’s financial condition and prospects, could differ materially from those currently anticipated in such statements for many reasons such as: the inability of the Company to successfully acquire the Bunker Hill Mine Complex on the terms as announced or other satisfactory terms or at all, and fund the payments for which the Company does not have funds at this time; the inability of the Company to budget and manage its liquidity in light of the failure to obtain additional financing; the inability of the Company to develop or sustain an active public market for its securities; development of changes in general economic conditions and conditions in the financial markets; changes in demand and prices for precious metals; litigation, legislative, environmental and other judicial, regulatory, political and competitive developments; operational difficulties encountered in connection with the activities of the Company; and other matters discussed in this news release. This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. These and other factors made in public disclosures and filings by the Company should be considered carefully and readers should not place undue reliance on the Company’s forward-looking statements. The Company does not undertake to update any forward-looking statement that may be made from time to time by the Company or on its behalf, except in accordance with applicable securities laws.